EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 5, 2009—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended September 30, 2009, of $12.7 million or 55 cents per share, compared to $17.3 million or 78 cents per share for the same period in the prior year.

Earnings for the three months ended September 30, 2008, benefited from gains on certain local economic development investments. As a result, MGE Energy recognized a one-time $2.8 million pretax gain for the three months ended September 30, 2008.

Earnings from the electric utility decreased $2.7 million for the quarter ending September 30, 2009, compared to the third quarter of 2008. The decrease is primarily driven by lower retail electric sales of 8.2% during the quarter as a result of cooler weather. Cooling degree days (a measure for determining the impact of weather during the cooling season) were 47% lower for the period compared to last year and 50% lower than normal. In Madison, the weather in July was the coldest on record. Electric revenues for the period declined $7.4 million compared to the prior year.

For the three months ended September 30, 2009, a 5% reduction in overall operations and maintenance expense helped offset the decrease in electric revenues, when compared to the prior period. Lower administrative and general costs were contributors to the reduced expenses for the quarter ended September 30, 2009. Also, customers benefited from lower fuel costs during the third quarter which contributed to reduced costs for customers of over $16 million compared to the same period last year.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 137,000 customers in Dane County, Wis., and purchases and distributes natural gas to 141,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2009	2008
Three Months Ended September 30
Operating revenue	$109,297	$125,807
Operating income	$21,109	$25,251
Net income	$12,722	$17,310
Earnings per share (basic and diluted)	$0.55	$0.78
Weighted average shares outstanding (basic and diluted)	23,114	22,230

Nine Months Ended September 30
Operating revenue	$397,997	$440,540
Operating income	$62,119	$67,801
Net income	$37,567	$41,704
Earnings per share (basic and diluted)	$1.63	$1.89
Weighted average shares outstanding (basic and diluted)	23,055	22,109

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

skraus@mge.com